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Carolina Power & Light Company
STATEMENTS OF CASH FLOWS                                                  Three Months         Six Months        Twelve Months
(In thousands)                                                               Ended               Ended              Ended
                                                                             June 30             June 30            June 30

                                                                        1997      1996      1997      1996      1997      1996

Operating Activities
  Net income ........................................................$ 54,289 $  62,656 $ 136,551 $ 181,002 $ 346,826 $ 399,611
  Adjustments to reconcile net income to net cash provided by operating activities
      Depreciation and amortization ................................. 138,595   115,350   278,953   228,283   497,178   452,197
      Harris Plant deferred costs ...................................   4,983     1,775    11,241     8,031    22,626    18,427
      Deferred income taxes ......................................... (15,463)   12,639   (41,282)   27,265    62,271   124,457
      Investment tax credit .........................................  (2,558)   (2,610)   (5,117)   (5,221)  (10,339)   (9,459)
      Allowance for equity funds used during construction ...........     (55)   (1,187)     (116)   (2,222)    2,096    (3,675)
      Deferred fuel cost (credit) ...................................  (8,851)    1,473       763    (9,936)  (12,458)  (26,585)
      Net increase  in receivables, inventories and prepaid expenses  (18,703)  (19,710)  (35,517)  (35,285)  (65,025)  (34,169)
      Net increase (decrease) in payables and accrued expenses ...... (43,719)   29,302   (67,064)   10,687   (73,080)  (22,102)
      Miscellaneous ................................................. 136,900    20,488   170,957    26,232   209,576    34,633

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        Net Cash Provided by Operating Activities ................... 245,418   220,176   449,369   428,836   979,671   933,335

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Investing Activities
  Gross property additions .......................................... (81,333)  (81,022) (173,412) (169,500) (373,220) (297,168)
  Nuclear fuel additions ............................................ (12,189)   (9,825)  (33,805)  (35,898)  (85,172)  (77,934)
  Contributions to external decommissioning trust ...................  (7,723)   (7,722)  (18,021)  (18,020)  (30,684)  (29,479)
  Contributions to retiree benefit trusts ...........................       -         -   (21,096)  (24,700)  (21,096)  (24,700)
  Allowance for equity funds used during construction ...............      55     1,187       116     2,222    (2,096)    3,675
  Miscellaneous .....................................................     (18)   (5,328)   (1,206)  (18,566)  (10,686)  (30,559)

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        Net Cash Used in Investing Activities .......................(101,208) (102,710) (247,424) (264,462) (522,954) (456,165)
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Financing Activities
  Proceeds from issuance of long-term debt ..........................       -    10,700         -   276,257    73,743   276,300
  Net increase (decrease) in short-term notes
    payable (maturity less than 90 days) ............................ (55,300)   77,109    31,676    80,749   (57,931)   71,792
  Retirement of long-term debt ......................................       -  (135,971)  (61,427) (391,475) (137,762) (440,524)
  Purchase of Company common stock .................................. (23,418)   (4,676)  (23,418)   (6,596)  (42,030) (131,042)
  Dividends paid on common and preferred stock ...................... (70,007)  (67,782) (139,331) (135,350) (274,799) (267,848)

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        Net Cash Used in Financing Activities .......................(148,725) (120,620) (192,500) (176,415) (438,779) (491,322)
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Net Increase (Decrease) in Cash and Cash Equivalents ................  (4,515)   (3,154)    9,445   (12,041)   17,938   (14,152)

Cash and Cash Equivalents at Beginning of the Period ................  24,901     5,602    10,941    14,489     2,448    16,600

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Cash and Cash Equivalents at End of the Period ......................$ 20,386 $   2,448 $  20,386 $   2,448 $  20,386 $   2,448
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Supplemental Disclosures of Cash Flow Information
Cash paid during the period - interest ..............................$ 36,935 $  48,188 $  90,037 $ 103,390 $ 245,701 $ 203,231
                                               income taxes .........$ 96,490 $  39,735 $  97,294 $  40,390 $ 149,710 $ 176,942


Noncash Activities
In June 1997, CaroCapital, Inc., a wholly-owned subsidiary, purchased all remaining shares of Knowledge Builders, Inc. (KBI). In connection with the purchase of KBI, the Company issued $20.5 million in common stock and paid $1.9 million in cash. (Note 4)

See Supplemental Data to Consolidated Interim Financial Statements
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